EXHIBIT 10.9

ADDENDUM TO DEED

This DEED is entered into this 25th day of June 2006

BETWEEN

BATEGO LIMITED, a company at Suite 1103, Block 25, Heng Fa Chuen, Hong Kong, (hereinafter Batego)

AND

EXPEDIA LIMITED, a company incorporated in the British Virgin Islands having their registered office at Palm Grove House, P O Box 438, Road Town, Tortola, British Virgin Islands and correspondence address at Unit 2102, Jubilee Centre, 46 Gloucester Road, Wanchai, Hong Kong, (hereinafter Expedia)

AND

EMPIRE ENERGY INTERNATIONAL, INC. a company having their registered office at 16801 West 116th Street, Lenexa, Kansas 66219-9603 United States of America, (hereinafter EEGC)

PREAMBLE

WHEREAS:	Batego has the ownership of intellectual property (IP) on proprietary processes that have a potential to make very significant cost savings in the mining, production and manufacturing industries; and,

WHEREAS:	Batego, Expedia and EEGC entered into a Joint Venture Agreement in 2006 to profitably exploit the innovations and inventions owned by Batego. and,

WHEREAS:	Batego, Expedia and EEGC wish to document by means of this agreement the total consideration for this transaction due by Expedia/EEGC to Batego, and the manner in which such consideration shall be settled between the parties.

NOW	THEREFORE: The Parties hereto have agreed as follows:-

1.	Batego, Expedia and EEGC, confirm that nothing in this agreement serves to change any clause or condition agreed by the parties as specified in their Joint Venture Agreement. The sole purpose of this agreement is to confirm and ratify the consideration due and payable under the Joint Venture Agreement, and the manner in which that consideration shall be settled.

2.	The consideration due to Batego from EEGC, is an amount of USD$3,925,000 (US dollars three million nine hundred and twenty five thousand only)

3.	It is agreed that the consideration shall be settled as follows:

•	The issue of fifteen million (15.00 million) fully paid shares in EEGC, at a deemed issue price of USD$0.20 for a total cost of USD$3.00 million, and
•	the transfer from EEGC to Batego of a total of five million (5.00 million) fully paid Ordinary Shares in Zeehan Zinc Limited (ZZL) from EEGCs current holdings of shares in that company. The deemed transfer price shall be A$0.25, giving a total value of A$1,250,000 translated at an exchange rate of USD$0.74 = A$1.00, amounts to a consideration of USD$925,000.

The total consideration being the total of the two components above amounts to USD$3,925,000.

4.	Batego, Expedia and EEGC, agree to do all things and complete all necessary documentation to enable the above transactions to be finalised

The Parties hereto have affixed their signature this 25th day of June 2006.

/s/ Malcolm Bendall
for and on behalf of: EMPIRE ENERGY INTERNATIONAL, INC

/s/ Lincoln Lok
for and on behalf of: EXPEDIA LIMITED

/s/ Wu Wachien
for and on behalf of: BATEGO LIMITED

SUMMARY OF THE DEAL

1.	Batego Limited and Empire Energy International, Inc, (EEGC) through its wholly owned subsidiary Expedia International Limited are desirous of entering into an unincorporated joint venture to profitably exploit novel technologies in the global market place. The joint venture has been negotiated by the companies, as two independent parties at arms length to each other.

2.	Batego owns intellectual property (IP) that potentially has very great value in various sectors of the mining, industrial and manufacturing markets, and is desirous of identifying then exploiting opportunities which would return a continuing value from the market place.

3.	EEGC is a NASDAQ (OOBC) listed company, and has established Expedia as an entity whose sole responsibility is to develop this venture with Batego. EEGC warrants that Expedia shall be provided support, and to the extent appropriate, the financial capacity to carry out its obligations and commitments under this agreement.

4.	The Initial Project to be exploited by the parties is the Nanokey Ball Mill. Other projects may follow dependent on the success of the working arrangements experienced with the Nanokey Ball Mill project.

5.	Batego will make available to the Joint Venture it’s Intellectual Property and historical knowledge, at no cost, and will be rewarded in two methods.

•	from licence fees, royalties, derived from the end user utilising Intellectual Property, and
•	from performance improvement fees charged to the end user, under a business model whereby the end user if the IP, achieves defined benefits and cost savings as a result of the exploitation of Batego’s IP.

6.	Expedia will be primarily responsible for all aspects associated with the initial funding of development activities, operational exploitation, financing and marketing of that IP, including, but not limited to, the presentation, market identification, and end user identification, of that IP, on a project by project basis, and the subsequent analysis, business modelling and project financing.

Expedia will obtain its reward solely from a greater part of the performance improvement fee.

7.

The value of improved performance is to be derived from financial modelling studies of the business in which the IP is to be implemented, and this is done as part of the initial negotiation before the IP is revealed to any end user company intending to apply it. As the impact of the IP will be very significant in financial terms, it is expected that cost savings achieved by the application of the IP will be able to be clearly defined compared to the cost of the process it replaces, and when installed would be precisely monitored. Any contractual arrangement with an end user will require monthly, quarterly and annual accounting of the Improved Performance Fees, which will be paid regularly from the monitored information.

8.	Essentially the research on the IP is a very significant sunk cost and no up-front payment is being sought from Expedia by Batego for this. However, it is expected that there will be specific development costs as concepts and prototypes are taken to commercial realisation and funding for this requirement shall be provided by Expedia. Any monies from industry paid to Expedia for the use of the IP is firstly to satisfy what is owed to Batego with the balance paid to Expedia. This means that the financial risk to Expedia is limited only to its previously agreed investment in development costs as in its arrangement all other payments are made after they are received from industry payments.

9.	If in Batego’s sole opinion and measured against a set of performance indicators as mutually agreed, Expedia has not performed to a level that is expected by Batego and implied in this contract, then Batego will have the right to cancel the contract and terminate the arrangement.

DRAFT DEED

This DEED is entered into this     day of                      2006

BETWEEN

BATEGO LIMITED, a company at Suite 1103, Block 25, Heng Fa Chuen, Hong Kong, (hereinafter Batego)

AND

EXPEDIA INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands having their registered office at Palm Grove House, P O Box 438, Road Town, Tortola, British Virgin Islands and correspondence address at Unit 2102, Jubilee Centre, 46 Gloucester Road, Wanchai, Hong Kong, (hereinafter Expedia)

AND

EMPIRE ENERGY INTERNATIONAL, INC. a company having their registered office at 16801 West 116th Street, Lenexa, Kansas 66219-9603 United States of America, (hereinafter EEGC)

PREAMBLE

WHEREAS:	Batego has the ownership of intellectual property (IP) on proprietary processes that have a potential to make very significant cost savings in the mining, production and manufacturing industries; and,

WHEREAS:	Batego has a firm intent to profitably exploit the innovations and inventions that they own; and,

WHEREAS:	Batego has obtained a broad appreciation of relevant applications in the various markets and has identified potential competition; and,

WHEREAS:	Batego has available to it a data bank of information which sets out the reasons why many innovations around the world have not succeeded, what the key components for success across the market-place are, and the indicative comparisons (benchmarks) of the different processes in terms of methodologies, processing rates and, in particular, environmental outputs; and,

WHEREAS:	Batego has undertaken preliminary feasibility studies involving critical assessments of the investment required in plant, potential revenues, costs estimates, and the indicative internal rates of return and capital payback periods for application areas of the IP; and,

WHEREAS:	EEGC is desirous of investigating opportunities for the exploitation and application of the IP owned and controlled by Batego, such activities to be funded by EEGC and/or Expedia and;

WHEREAS:	EEGC has a desire to be involved with Batego in the profitable exploitations of the innovations and inventions that Batego owns; and,

WHEREAS:	EEGC through its wholly owned subsidiary, Expedia intends to undertake an arrangement with Batego whereby Expedia and Batego will enter into a Joint Venture to enable operational exploitation, financing and marketing of that IP, including, but not limited to, the presentation, market identification, and end user identification, of that IP, on a project by project basis, the subsequent analysis, business modelling and project financing of a defined range of IP in specific territories, and;

WHEREAS:	Expedia and Batego wish to jointly investigate the exploitation of the Nanokey Ball Mill as the initial project under the terms of this Joint Venture, after which other projects may be entertained;

WHEREAS:	Expedia cannot assign or transfer any rights it may acquire, obtain or assume under the terms of this agreement without the absolute approval of Batego, and that the Batego decision is entirely discretionary, not requiring any justification or explanation, and:

WHEREAS:	EEGC will retain 100% ownership of Expedia, and not enter into any negotiations with any party that might affect the relationship between Batego, Expedia and EEGC. Any variation of EEGC’s equity or management control over Expedia, will be deemed to be a key performance measure of the Joint Venture, and

WHEREAS:	EEGC will warrant that Expedia will at all times, be funded so as to enable it to carry on its obligations under this agreement.

WHEREAS:	It is understood between the Parties that if in the opinion of Batego, Expedia has not performed to a level that is expected by Batego, as measured against a set of performance measures, and implied in this contract, then Batego will have the right to cancel the contract and terminate the arrangement. Performance criteria and budgets are to be agreed one year in advance and reviewed at least quarterly. Decisions taken on performance are all at the discretion of Batego and no appeal will be allowed from Expedia.

NOW	THEREFORE: The Parties hereto have agreed as follows:

Unincorporated Joint Venture

1.	Batego, and EEGC, through its wholly owned subsidiary Expedia, agree to enter into an Unincorporated Joint Venture, effective immediately, with a view to exploit the Intellectual Properly (IP) owned by Batego on proprietary processes that have a potential to make very significant cost savings in the mining, production and manufacturing industries.

2.	The Joint Venture will have as its initial project the Nanokey Ball Mill, and Batego will make available to the Joint Venture all IP including but not limited to:

•	Knowledge, know how, expertise, patents, trade marks, licences and logos, and
•	Preliminary feasibility studies involving critical assessments of the investment required in development, plant, potential revenues, costs estimates, and the indicative internal rates of return and capital payback periods for application areas of the IP

3.	Expedia shall be the Operator, and Batego and Expedia together will initiate strategy, through the medium of a Joint Venture Committee. Expedia shall at all times remain a 100% wholly owned subsidiary of EEGC, and no change in that ownership or management control shall take place without the approval of Batego.

4.	Expedia shall be responsible to fund all activities authorised by the Joint Venture Committee, particularly any preliminary works or studies required of Batego as listed in 2 above, and shall initiate, manage, monitor, account for and implement all operational aspects of the Joint Venture at its own cost.

5.	The Joint Venture will engage reputable consultants (the “Independent Consultants”) to review the efficacy and efficiency of any part of the IP as it relates to its application in industry, together with a detailed review of the costings associated with the development of any pre-commercial plant and an assessment of the subsequent commercial plant, with a view to obtaining a “bankable” independent expert’s report. The parties agree that at this time that “Independent Consultant” shall be Cerberus Pty Limited.

6.	The parties recognise, that EEGC has introduced Zeehan Zinc Limited (ZZL) to the Joint Venture—Nanokey Ball Mill Project, and agree that EEGC shall and by virtue of this agreement has been granted an exclusive licence to utilise the IP of Nanokey Ball Mill and negotiate with Zeehan Zinc Limited the use of such technology on its Mining Leases in Tasmania, Australia.

Joint Venture Committee

7.	Batego and Expedia agree that a Joint Venture Committee shall be established, whereby one representative from Batego and one representative from Expedia shall be nominated to meet for operational purposes at least quarterly, and no more than monthly. The Joint Venture Committee shall be responsible for the establishment of strategy, business plans, development budgets, forecasts, and funding arrangements, and no operational activity shall be undertaken by the Joint Venture, unless it has been approved by the Joint Venture Committee

8.	The Joint Venture Committee shall at least annually meet to establish future strategic directions, encompassing projects in place, and additional projects to be considered for future development. Additionally the Joint Venture Committee shall meet at least quarterly to review activities underway, against strategic business plans, budgets, and forecasts.

Accounting, Financials

9.	The Joint Venture shall maintain proper records, books and accounts, in accordance with Internationally Recognised Accounting Standards, so as to ensure compliance requirements for all parties can be met, and so that effective management reports can be produced and presented at each Joint Venture Committee meeting.

10.	Expedia shall be responsible for funding of development works, operational aspects, and matters related to meeting accounting obligations. Expedia shall be responsible to establish bank accounts, and all documentation, relating to agreements entered into with end-users.

Licenses, Royalties and Performance Improvement Fees

11.	Annual licence fees are only payable by the eventual user of the technology associated with the IP, no licence fees are directly payable by the Joint Venture parties. When the Joint Venturers collect the licence fees from the end user, this fee is then immediately transferred, without dilution, through to Batego.

12.	Royalties shall be payable by the end user on a regular basis (eg. quarterly) by the eventual user of the technology associated with the IP, no royalties are directly payable by Expedia. When the Joint Venture collects the royalties from the end user, these royalties are then immediately transferred, without dilution, through to Batego.

13.	Performance improvement is a natural outworking of the application of the technology based on the IP and is expected to be by far the larger proportion of all fees paid into the Joint Venture. The value of improved performance for any potential user of the technology is to be derived from financial modelling studies of that particular business, with and without the IP being implemented. It is expected that process savings will be quite large and able to be clearly defined from the monitoring activity and later, in practice, precisely monitored.

14.	As a guide, and unless agreed by the Joint Venture Committee, a standard condition for a contract to proceed is that the end user agrees that 25% of the value of the estimated improved performance will be inclusive and paid to the Joint Venture parties as part of the fee structure. Notwithstanding, this 25% of the Improved Performance value will be paid on actual performance compared with a theoretical base case that has previously been agreed with the user.

15.	Improved performance fees are payable on a regular basis (eg. quarterly) by the eventual user of the technology associated with the IP, to the Joint Venture. The fees obtained from the end user by the Joint Venture shall, in the absence of any other agreement by the Joint Venture Committee be immediately divided between Batego and Expedia as follows:

•	Batego to receive 25% of Improved Performance Fees. (This amounts to 25% of 25% or 6.25% of the value of the estimated improved performance value that the end user enjoys.)

•	Expedia to receive 75% of the Improved Performance Fee (This amounts to 75% of 25% or 18.75% of the value of the estimated improved performance value that the end user enjoys.)
•	Each party shall bear its own costs associated with the transfer of funds from the Joint Venture, and Expedia shall be responsible for any costs of the Joint Venture associated with funds transfer.

16.	Before negotiations commence with a potential user of the technology, an initial position for licence fees, royalties and improved performance fees will be determined collaboratively between Batego and Expedia. Subsequently, negotiations involving Batego, Expedia and the user will establish a final position on these rates. Batego and Expedia shall actively cooperate to secure the best rates that the market will bear in each negotiation, and these rates will form the basis of the financial arrangements between Batego and Expedia.

17.	Licence fees and royalties will probably be different for various end users, being a product of the marketing environment and competitive pressures. Negotiation of fees will therefore be on an individual end user basis. Although licence fees and royalties are matters settled with the respective end users the principle of taking 25% of the value of the improved performance, (as noted above), will apply to all end users.

Conditions Precedent for Contract Cancellation

18.	Conditions precedent for the cancellation of the contract exists if EEGC and/or Expedia operates outside of the Joint Venture and financial arrangements as described above. Independent operational or financial negotiations by EEGC and/or Expedia with the end user without the knowledge and concurrence of Batego will not be tolerated and will be considered as a breach of this contract.

19.	Further, if in the opinion of Batego and founded in reasonableness, Expedia does not perform at a standard expected in terms of market penetration, volume and growth and as implied in this contract and the agreed set of performance measures, Batego shall have the right to cancel the contract.

20.	Performance criteria and budgets are to be agreed one year in advance and reviewed at least quarterly. Decisions taken on performance are all at the discretion of Batego and no appeal will be allowed by Expedia.

Due Diligence

21.	If required, Batego shall assist Expedia in undertaking an ongoing due diligence process as required and commensurate with the level of due diligence required to be carried out by a company listed or to be listed on the United States Stock Exchange.

Cooperation

22.

Batego and Expedia recognise that the implementation of the commercial terms of this Deed may require shareholder and other approvals. Batego and Expedia agree to cooperate to the fullest extent possible to achieve their joint objectives and will, to the extent permitted by law, modify this Deed as required to cooperate within the spirit of this Deed.

The Parties hereto have affixed their signature this     day of                      2006.

for and on behalf of: EMPIRE ENERGY INTERNATIONAL, INC

/s/ Lincoln Lok
for and on behalf of: EXPEDIA INTERNATIONAL LIMITED

/s/ Wu Wachien
for and on behalf of: BATEGO LIMITED